Exhibit 99.1

Harvard Bioscience Announces First Quarter 2020 Financial Results

Implemented significant cost reductions to offset Covid-19 impact on operating income

HOLLISTON, Mass., May 5, 2020 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”) today announced financial results for the three months ended March 31, 2020.

The Company reported revenue of $23.8 million for the quarter, gross margin of 54.6%, with an operating loss of $3.3 million and a loss per share of $(0.12). On an adjusted basis, operating income was $0.5 million and adjusted loss per share was $(0.01).

Jim Green, Chairman and CEO said, “Our first quarter results were negatively impacted by the Covid-19 pandemic. We took immediate steps to strictly manage cash, stop non-essential spend and ensure continued operations while supporting our customers. We generated $2.9 million in cash flow from operations and reduced our debt by $5 million in the quarter.”

Green added, “In response to, and anticipating further challenges from Covid-19, primarily on our Academic customers, in April we implemented a Covid-19 mitigation plan to further reduce spend by approximately $3 million in the second quarter, through a combination of work hour and salary reductions, reductions in force and a realignment of the organization to a leaner structure. These cost reductions are in addition to the significant restructuring actions we initiated in the fourth quarter of 2019.”

Green concluded, “We will weather the Covid-19 pandemic. Combined revenues from Contract Research Organizations and Pharma increased in the first quarter and are expected to strengthen. Given the challenges of predicting the timing of the Academic recovery, we will continue to aggressively manage costs and move to a leaner organization and operation. Looking forward, we are expecting second quarter revenue to decrease approximately 20% to 30% year over year and to begin recovering as the Academic labs reopen. By taking immediate cost actions, we expect to maintain solid gross margins and operating profit during the second quarter of 2020, improving sequentially through the year.”

First Quarter Reported Results

Revenue for the three months ended March 31, 2020 was $23.8 million, a decrease of 16%, or $4.4 million, compared to revenue of $28.2 million for the three months ended March 31, 2019.

Operating loss for the three months ended March 31, 2020 was $3.3 million, an increase of $3.2 million, compared to operating loss of $0.1 million for the three months ended March 31, 2019. Excluding $1.5M of restructuring related costs, adjusted operating income was $0.5 million for the three months ended March 31, 2020, a decrease of 81%, or $2.0 million, compared to adjusted operating income of $2.5 million for the three months ended March 31, 2019. The decrease in adjusted operating income was primarily the result of the decline in revenue associated with Covid-19.

Loss per share was $(0.12) for the three months ended March 31, 2020, compared to $(0.06) per share for the same quarter in 2019. Adjusted loss per share was $(0.01) for the three months ended March 31, 2020, as compared to adjusted diluted earnings per share of $0.02 for the three months ended March 31, 2019.

Please refer to Exhibit 4 below for a reconciliation of certain non-GAAP to GAAP financial measures, including gross profit, operating expenses, operating income and loss, net income and loss, and diluted earnings per share. Please see “Use of Non-GAAP Financial Information” for additional information regarding our use of such adjusted financial information.

Balance Sheet and Cash Flow

As of March 31, 2020, total debt was $49.1 million compared to $53.8 million as of December 31, 2019. Cash flow from operations for the three months ended March 31, 2020 was $2.9 million compared to $2.0 million for the three months ended March 31, 2019.

Fiscal Year 2020 Financial Guidance

Due to the significant uncertainties related to the impact of the Covid-19 pandemic, the Company is withdrawing its full-year 2020 financial guidance previously provided on February 26, 2020.

Webcast and Conference Call Details

Harvard Bioscience will be hosting a conference call and webcast today at 8:00 a.m. Eastern Time. You can access the live conference call by dialing the following phone numbers: toll-free 1 (877) 303-7611 or international 1 (970) 315-0445 and referencing the conference ID# 3848975.

The conference call will be simultaneously webcast and can be accessed through the Harvard Bioscience website. A slide presentation that will be referenced during the webcast will be posted to our Investor Relations website shortly before the webcast begins. To listen to the webcast, log on to the webcast at: http://investor.harvardbioscience.com/ and click on the Earnings Call icon. The webcast will be available on the website through May 12, 2020.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted revenue, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted net income and adjusted diluted earnings per share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition, disposition and integration initiatives, impairment charges, gains or losses from divestitures, severance and restructuring expenses, and stock-based compensation expense. They also exclude the tax impact of the reconciling items. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted net income (loss) and adjusted earnings (loss) per diluted share for the three months ended March 31, 2020 and 2019 are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP and may be different than other companies’ non-GAAP financial information.

About Harvard Bioscience

Harvard Bioscience is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental research, discovery, and pre-clinical testing for drug development. Our customers range from renowned academic institutions and government laboratories, to the world’s leading pharmaceutical, biotechnology and clinical research organizations. With operations in North America and Europe, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, industry outlook; the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, including our Form 10-K for the year ended December 31, 2019, and subsequent Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein may cause the Company's actual results to differ materially from those in the forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please contact Michael A. Rossi, Chief Financial Officer at (508) 893-8999.

Press releases may be found on the Harvard Bioscience website.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

Revenues	$23,771	$28,202
Cost of revenues	10,789	12,048
Gross profit	12,982	16,154

Sales and marketing expenses	5,579	6,306
General and administrative expenses	6,759	5,802
Research and development expenses	2,490	2,735
Amortization of intangible assets	1,427	1,430
Total operating expenses	16,255	16,273

Operating loss	(3,273)	(119)

Other expense:
Interest expense, net	(1,299)	(1,405)
Other income (expense), net	111	(270)
Other expense, net	(1,188)	(1,675)

Loss before income taxes	(4,461)	(1,794)
Income tax expense	55	576
Net loss	$(4,516)	$(2,370)

Loss per common share:
Basic loss per common share	$(0.12)	$(0.06)

Diluted loss per common share	$(0.12)	$(0.06)

Weighted average common shares:
Basic	38,329	37,645

Diluted	38,329	37,645

Exhibit 2
HARVARD BIOSCIENCE, INC.
Condensed Consolidated Balance Sheet Information
(unaudited, in thousands)

	March 31,	December 31,
	2020	2019

Assets
Cash and cash equivalents	$5,882	$8,335
Accounts receivables	15,425	20,704
Inventories	23,143	22,061
Other current assets	3,715	2,472
Total current assets	48,165	53,572
Property, plant and equipment	4,488	4,776
Goodwill and other intangibles	93,599	95,786
Other assets	10,008	10,736
Total assets	$156,260	$164,870

Liabilities and Stockholders' Equity
Current portion, long-term debt	$2,807	$6,900
Other current liabilities	20,668	18,412
Total current liabilities	23,475	25,312
Long-term debt	46,280	46,917
Other long-term liabilities	10,496	10,947
Stockholders’ equity	76,009	81,694
Total liabilities and stockholders’ equity	$156,260	$164,870

Exhibit 3
Condensed Consolidated Cash Flow Information
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(4,516)	$(2,370)
Changes in operating assets and liabilities	4,747	1,378
Other adjustments to operating cash flows	2,640	3,002
Net cash provided by operating activities	2,871	2,010

Cash flows from investing activities:
Additions to property, plant and equipment	(241)	(143)
Other investing activities	-	(9)
Net cash used in investing activities	(241)	(152)

Cash flows from financing activities:
Repayments of debt	(4,829)	(4,583)
Other financing activities	(242)	(421)
Net cash used in financing activities	(5,071)	(5,004)

Effect of exchange rate changes on cash	(12)	3
Decrease in cash and cash equivalents	(2,453)	(3,143)
Cash and cash equivalents at the beginning of period	8,335	8,173
Cash and cash equivalents at the end of period	$5,882	$5,030

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

GAAP gross profit	$12,982	$16,154
Stock-based compensation expense	10	14
Severance, restructuring and acquisition costs	(41)	2
Non-cash expense - acquisition accounting	20	57
Adjusted gross profit	$12,971	$16,227

GAAP gross profit % of revenue	54.6%	57.3%

Adjusted gross profit % of revenue	54.6%	57.5%

GAAP operating expenses	$16,255	$16,273
Stock-based compensation expense	(783)	(573)
Severance, restructuring and acquisition costs	(1,512)	(493)
Intangible assets amortization and impairments	(1,427)	(1,430)
Non-cash expense - acquisition accounting	(37)	(62)
Adjusted operating expenses	$12,496	$13,715

GAAP operating loss	$(3,273)	$(119)
Stock-based compensation expense	793	587
Severance, restructuring and acquisition costs	1,471	495
Intangible assets amortization and impairments	1,427	1,430
Non-cash expense - acquisition accounting	57	119
Adjusted operating income	$475	$2,512

GAAP operating loss % of revenue	-13.8%	-0.4%

Adjusted operating income % of revenue	2.0%	8.9%

GAAP net loss	$(4,516)	$(2,370)
Stock-based compensation expense	793	587
Severance, restructuring and acquisition costs	1,471	495
Intangible assets amortization and impairments	1,427	1,430
Non-cash expense - acquisition accounting	57	119
Income taxes (A)	287	399
Adjusted net (loss) income	$(481)	$660

GAAP loss per common share	$(0.12)	$(0.06)
Adjusted items after tax per share assuming dilution	0.11	0.08
Adjusted diluted (loss) earnings per common share	$(0.01)	$0.02

(A) Income taxes includes the tax effect of adjusting for the reconciling items using the calculated effective tax rate, including the post-2017 impact of tax reform in the jurisdictions in which the reconciling items arise.